EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES 2007 EARNINGS
COLDWATER, MICHIGAN, January 18, 2008 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market:MCBF), the parent company of Monarch Community Bank, today announced earnings for the year ended December 31, 2007 of $1.7 million compared to $1.5 million for the year ended December 31, 2006 as earnings increased for the third straight year. Earnings per share for 2007 were $0.73 compared to $0.63 for 2006, an increase of 16%.
Net interest income for the year ended December 31, 2007 before any provision for loan losses decreased $357,000, or 4.1%. The bank’s net interest margin declined to 3.27% in 2007 from 3.42% in 2006 due to the bank’s cost of funds increasing more rapidly than its yield on earning assets. Management attributes this to the competitive interest rate environment throughout 2007.
The provision for loan losses was $971,000 in 2007 whereas no provision was recorded in 2006. The increase in provision was necessary because net charge offs totaled $1.2 million in 2007 and the level of non-performing assets increased from a year ago. Non-performing assets were $2.3 million, or 0.81% of assets, at December 31, 2007 compared to $2.1 million, or .74% of assets, at December 31, 2006. The increase is primarily the result of an increase in nonperforming one-to-four family real estate loans. Foreclosed assets decreased $165,000 to $1.5 million at December 31, 2007 compared to December 31, 2006.
Noninterest income increased to $3.9 million for the year ended December 31, 2007 as compared to $3.1 million for the same period in 2006, an increase of 26%. Deposit related fees increased $220,000 primarily because of increases in overdraft protection, ATM, and debit card fees. Loan related fees increased $364,000 because of a $305,000 increase in gains on sale of loans and a $101,000 increase in brokered loan income which offset some decreases in other loan fees. Net gains on sale of foreclosed real estate increased $207,000 going from a $67,000 net loss on sales of foreclosed real estate in 2006 compared to a net gain of $140,000 in 2007.
Noninterest expense decreased $719,000 to $9.0 million for the year ended December 31, 2007 compared to $9.7 million for 2006, a decrease of 7.4%. Salaries and employee benefits decreased $445,000 due to staff reductions and employee benefit modifications that were implemented late in 2006. Professional services increased $149,000 primarily from the costs of the going private transaction the Company attempted in 2007. Foreclosed property expense decreased $139,000 as a result of the Bank reducing its holding costs through more aggressive sales efforts on foreclosed properties. Other general and administrative expenses decreased $182,000 primarily due to a decrease in marketing and advertising expense of $137,000.
Earnings for the quarter ended December 31, 2007 were $318,000, or $.14 per share, compared to $570,000, or $.24 per share, for the quarter ended December 31, 2006.
Net interest income decreased $131,000 for the quarter ended December 31, 2007 compared to the same quarter a year ago. This occurred for the same reasons mentioned above as well as the effect of a one-time adjustment in 2006 which increased interest income in the quarter by

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$103,000. The provision for loan losses was $282,000 for the quarter ended December 31, 2007 whereas no provision was recorded for the same period in 2006.
Noninterest income increased $113,000 for the quarter ended December 31, 2007 compared to the same period in 2006 consistent with the trends for the entire year with the exception of brokered loan income which decreased $13,000 in the fourth quarter of 2007. Due to changes that have occurred within the mortgage market over the latter part of 2007, management does not expect brokered loan income to be a significant source of income in the foreseeable future.
Noninterest expense increased $74,000 for the quarter ended December 31, 2007 due primarily to the accrual of $89,000 for employee bonuses and $60,000 of expense related to the going private transaction. These increases were offset by the expense reductions mentioned above consistent with the Company’s efforts to control operating expenses.
Total assets were $279.0 million at December 31, 2007 compared to $290.0 million at December 31, 2006. This decrease of 3.8% was due primarily to a decrease in net loans of $5.5 million and a decrease in cash and investments of $4.0 million. The reduction in the loan portfolio was the result of management’s strategy to sell or broker a significant portion of new originations of one-to-four family loans in 2007. The sale of $1.5 million of troubled loans during 2007 also contributed to the reduction in net loans. Deposits decreased $14.6 million, or 7.6%, to $177.9 million at December 31, 2007. This was the result of brokered and non-local CDs decreasing by $10.4 million made possible by the reduction in the loan portfolio. Savings accounts decreased $3.4 million which was offset by an increase in money market accounts of $3.4 million as customers sought higher yields on their deposit accounts. Stockholders’ equity decreased to $39.0 million at December 31, 2007 from $40.0 million at December 31, 2006 primarily due to the repurchase of $2.5 million in Company stock and dividends of $723,000 offset by $1.7 million in net income.
The Monarch Community Bancorp, Inc. Annual Meeting of Shareholders will be held Tuesday, April 22, 2008 at the Company’s main office at 375 North Willowbrook Road in Coldwater, Michigan.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Donald L. Denney, CEO (517) 279-3978	William C. Kurtz, CFO (517) 279-3960

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